As filed with the Securities and Exchange Commission on March 22, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Jasper Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	84-2984849
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2200 Bridge Pkwy Suite #102

Redwood City, CA 94065

(Address of Principal Executive Offices) (Zip Code)

Jasper Therapeutics, Inc. 2019 Equity Incentive Plan

Jasper Therapeutics, Inc. 2021 Equity Incentive Plan

Jasper Therapeutics, Inc. 2022 Inducement Equity Incentive Plan

(Full titles of the plans)

Ronald Martell

Chief Executive Officer and President

Jasper Therapeutics, Inc.

2200 Bridge Pkwy Suite #102

Redwood City, CA 94065

(650) 549-1400

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Jeffrey T. Hartlin Samantha H. Eldredge

Paul Hastings LLP

1117 S. California Avenue

Palo Alto, California 94304
(650) 320-1800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Jasper Therapeutics, Inc., a Delaware corporation (the “Company”), relating to (i) 1,946,597 shares of the Company’s voting common stock (“Common Stock”) issuable upon exercise of outstanding stock options previously granted under the Jasper Therapeutics, Inc. 2019 Equity Incentive Plan (the “2019 Plan”), which options were assumed by the Company in connection with the business combination effected on September 24, 2021 (the “Business Combination”) pursuant to that certain Business Combination Agreement, dated May 5, 2021, by and among the Company, Ample Merger Sub, Inc., previously a wholly owned subsidiary of the Company, and the pre-Business Combination Jasper Therapeutics, Inc. (now named Jasper Tx Corp.); (ii) 689,969 shares of Common Stock issuable upon exercise of outstanding stock options previously granted under the Jasper Therapeutics, Inc. 2021 Equity Incentive Plan (the “2021 Plan”); (iii) 89,972 shares of Common Stock issuable upon settlement of a restricted stock unit award (the “RSU Award”) previously granted under the 2021 Plan; and (iv) 1,704,328 shares of Common Stock issuable upon exercise of an outstanding stock option previously granted under the Jasper Therapeutics, Inc. 2022 Inducement Equity Incentive Plan (the “2022 Plan”).

This Registration Statement also includes a reoffer prospectus (the “Reoffer Prospectus”) prepared in accordance with General Instruction C of Form S-8 and in accordance with the requirements of Part I of Form S-3. This Reoffer Prospectus may be used for the reoffer and resale of shares of Common Stock on a continuous or delayed basis that may be deemed to be “control securities” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, that are issuable to certain of our executive officers and directors identified in the Reoffer Prospectus. The number of shares of Common Stock included in the Reoffer Prospectus represents shares of Common Stock issuable to the selling stockholders pursuant to equity awards, including stock options and the RSU Award, granted to the selling stockholders and does not necessarily represent a present intention to sell any or all such shares of Common Stock. The number of shares of Common Stock to be offered or resold by means of the Reoffer Prospectus by the selling stockholders, and any other person with whom any of them is acting in concert for the purpose of selling Common Stock, may not exceed, during any three-month period, the amount specified in Rule 144(e) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.

The document(s) containing the information specified in Part I will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

The written statement required by Item 2 of Part I is included in documents that will be delivered to participants in the plans covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

REOFFER PROSPECTUS

Jasper Therapeutics, Inc.

Reoffer Prospectus

4,430,866 Shares of Voting Common Stock Offered by Selling Stockholders

This reoffer prospectus (this “Reoffer Prospectus”) relates to the offer and sale from time to time by the selling stockholders named in this Reoffer Prospectus (the “Selling Stockholders”), or their permitted transferees, of up to 4,430,866 shares of voting common stock, par value $0.0001 per share (the “Common Stock”), of Jasper Therapeutics, Inc., a Delaware corporation (the “Company”, “we”, “us”, “our”). This Reoffer Prospectus covers shares of Common Stock issuable to the Selling Stockholders pursuant to awards of stock options and a restricted stock unit award (“RSU Award”) under the Jasper Therapeutics, Inc. 2019 Equity Incentive Plan (the “2019 Plan”), the Jasper Therapeutics, Inc. 2021 Equity Incentive Plan (the “2021 Plan”) and the Jasper Therapeutics, Inc. 2022 Inducement Equity Incentive Plan (the “2022 Plan”). Specifically, this Reoffer Prospectus covers (i) 1,946,597 shares of Common Stock that are issuable upon exercise of outstanding stock options previously granted under the 2019 Plan; (ii) 689,969 shares of Common Stock that are issuable upon exercise of outstanding stock options previously granted under the 2021 Plan; (iii) 89,972 shares of Common Stock that are issuable upon vesting of the RSU Award previously granted under the 2021 Plan; and (iv) 1,704,328 shares of Common Stock that are issuable upon exercise of an outstanding stock option previously granted under the 2022 Plan. If, subsequent to the date of this Reoffer Prospectus, we grant or issue additional equity awards or shares to the Selling Stockholders or to other affiliates under the 2019 Plan, the 2021 Plan or the 2022 Plan, we may supplement this Reoffer Prospectus to reflect the issuance of such additional equity awards or shares to the Selling Stockholders and/or the names of such affiliates and the amounts of shares to be reoffered by them under the 2019 Plan, the 2021 Plan or the 2022 Plan. We are not offering any shares of Common Stock and will not receive any proceeds from the sale of the shares of Common Stock by the Selling Stockholders pursuant to this Reoffer Prospectus. The Selling Stockholders are certain of our directors and executive officers, each of whom may be considered an “affiliate” of the Company (as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)).

Subject to the satisfaction of any conditions to vesting of the shares of Common Stock offered hereby pursuant to the terms of the relevant award agreements, and subject to the expiration of any lock-up agreements described herein, the Selling Stockholders may from time to time sell, transfer or otherwise dispose of any or all of the shares of Common Stock covered by this Reoffer Prospectus through underwriters or dealers, directly to purchasers (or a single purchaser) or through broker-dealers or agents. If underwriters or dealers are used to sell the shares of Common Stock, we will name them and describe their compensation in a prospectus supplement. The shares of Common Stock may be sold in one or more transactions at fixed prices, prevailing market prices at the time of sale, prices related to the prevailing market prices, varying prices determined at the time of sale or negotiated prices. We do not know when or in what amount the Selling Stockholders may offer the shares of Common Stock for sale. The Selling Stockholders may sell any, all or none of the shares of Common Stock offered by this Reoffer Prospectus. See “Plan of Distribution” beginning on page 14 for more information about how the Selling Stockholders may sell or dispose of the shares of Common Stock covered by this Reoffer Prospectus. The Selling Stockholders will bear all sales commissions and similar expenses. We will bear all expenses of registration incurred in connection with this offering, including any other expenses incurred by us in connection with the registration and offering that are not borne by the Selling Stockholders.

Shares of Common Stock that will be issued pursuant to the RSU Award and stock options granted to the Selling Stockholders will be “control securities” under the Securities Act before their sale under this Reoffer Prospectus. This Reoffer Prospectus has been prepared for the purposes of registering the shares of Common Stock under the Securities Act to allow for future sales by the Selling Stockholders on a continuous or delayed basis to the public without restriction, provided that the amount of shares of Common Stock to be offered or resold under this Reoffer Prospectus by each Selling Stockholder or other person with whom he or she is acting in concert for the purpose of selling shares of Common Stock, may not exceed, during any three-month period, the amount specified in Rule 144(e) under the Securities Act.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “JSPR”. On March 21, 2022, the last reported sales price per share of our Common Stock was $3.54.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, we have elected to comply with certain reduced public company reporting requirements for this Reoffer Prospectus and future filings with the Securities and Exchange Commission (the “SEC”).

We may amend or supplement this Reoffer Prospectus from time to time by filing amendments or supplements as required. You should read this Reoffer Prospectus, together with additional information described under the heading “Where You Can Find More Information”, and any amendments or supplements carefully before you invest in any of our securities.

Investing in our Common Stock involves substantial risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 6 of this Reoffer Prospectus.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Reoffer Prospectus. Any representation to the contrary is a criminal offense.

The date of this Reoffer Prospectus is March 22, 2022.

You should rely only on the information contained in this Reoffer Prospectus. No one has been authorized to provide you with information that is different from that contained in this Reoffer Prospectus. This Reoffer Prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this Reoffer Prospectus is accurate as of any date other than that date.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this Reoffer Prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about, and to observe, any restrictions relating to this offering and the distribution of this Reoffer Prospectus.

i

about this REOFFER prospectus

This Reoffer Prospectus contains important information you should know before investing, including important information about the Company and the securities being offered. You should carefully read this Reoffer Prospectus, as well as the additional information contained in the documents described under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this Reoffer Prospectus, and in particular the periodic and current reporting documents we file with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This Reoffer Prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information in this Reoffer Prospectus or any documents we incorporate by reference herein or therein is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

where you can find more information

We have filed a Registration Statement on Form S-8 (this “Registration Statement”), including exhibits, under the Securities Act, with respect to the shares of Common Stock offered by this Reoffer Prospectus. This Reoffer Prospectus does not contain all of the information included in the Registration Statement. For further information pertaining to us and our securities, you should refer to the Registration Statement and our exhibits.

In addition, we file annual, quarterly and current reports, prospectus and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at www.jaspertherapeutics.com. Through our website, we make available, free of charge, annual, quarterly and current reports, prospectus and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this Reoffer Prospectus.

incorporation of certain information by reference

The following documents, which have been filed by the Company with the SEC, are hereby incorporated by reference into this Registration Statement of which this Reoffer Prospectus forms a part by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 18, 2022;

(b)	The Registrant’s Current Reports on Form 8-K filed with the SEC on February 28, 2022, March 11, 2022, March 16, 2022 (4:01 p.m. Eastern Time) and March 21, 2022 (other than with respect to Item 7.01 and Exhibit 99.1 thereof); and

(c)

The description of the Registrant’s common stock contained in the Registration Statement on Form 8-A filed with the SEC on November 18, 2019 (File No. 001-39138), pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description, including the description of the Registrant’s common stock included as Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 18, 2022.

All other reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of the filing of such reports and documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.

For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You should rely only on the information provided or incorporated by reference in this Registration Statement or any related prospectus. The Registrant has not authorized anyone to provide you with different information. You should not assume that the information in this Registration Statement or any related prospectus is accurate as of any date other than the date on the front of the document.

You may contact the Registrant in writing or orally to request copies of the above-referenced filings, without charge (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference into the information incorporated into this Registration Statement). Requests for such information should be directed to:

Jasper Therapeutics, Inc.

2200 Bridge Pkwy Suite #102

Redwood City, CA 94065

(650) 549-1400

Attn: Chief Executive Officer and President

cautionary note regarding forward-looking statements

Certain statements contained in this Reoffer Prospectus may constitute “forward-looking statements” for purposes of federal securities laws. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions (including the negative of any of the foregoing) may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

Forward-looking statements in this Reoffer Prospectus may include, for example, but are not limited to, statements about:

●	our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the impact of the Business Combination (as defined below) on our business, financial condition, liquidity and results of operations;

●	our ability to research, discover and develop additional product candidates;

●	the success, cost and timing of our product development activities and clinical trials;

●	the potential attributes and benefits of our product candidates;

●	our ability to obtain and maintain regulatory approval for our product candidates;

●	our ability to obtain funding for our operations;

●	our projected financial information, anticipated growth rate and market opportunity;

●	our ability to maintain the listing of our public securities on Nasdaq;

●	our public securities’ potential liquidity and trading;

●	our success in retaining or recruiting, or changes required in, officers, key employees or directors;

●	our ability to grow and manage growth profitably;

●	the implementation, market acceptance and success of our business model, developments and projections relating to our competitors and industry;

●	our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

●	our ability to identify, in-license or acquire additional technology;

●	our ability to maintain existing license agreements and manufacturing arrangements; and

●	the effect of the continuing COVID-19 pandemic on the foregoing.

These forward-looking statements are based on current expectations and beliefs concerning future developments and their potential effects. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” in this Reoffer Prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the continuing COVID-19 pandemic, and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. Readers are cautioned not to place undue reliance on forward-looking statements because of the risks and uncertainties related to them and to the risk factors. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

SUMMARY OF THIS REOFFER PROSPECTUS

This Reoffer Prospectus is part of the Registration Statement that we filed with the SEC. We have provided to you in this Reoffer Prospectus a general description of the Selling Stockholders and the distribution of the shares. To the extent there is a conflict between the information contained in this Reoffer Prospectus and any of our subsequent filings with the SEC, the information in the document having the later date shall modify or supersede the earlier statement.

As permitted by the rules and regulations of the SEC, the Registration Statement of which this Reoffer Prospectus forms part includes additional information not contained in this Reoffer Prospectus. You may read the Registration Statement and the other reports we file with the SEC at the SEC’s website or at our website as described above under the heading “Incorporation of Certain Information by Reference.”

Unless otherwise mentioned or unless the context requires otherwise, all references in this Reoffer Prospectus to “Jasper”, “the Company”, “the Registrant”, “we”, “us”, “our” or similar references mean Jasper Therapeutics, Inc. formerly known as Amplitude Healthcare Acquisition Corporation (“AMHC”), and its consolidated subsidiary. References to “Old Jasper” refer to the private Delaware corporation that is now our wholly-owned subsidiary and named Jasper Tx Corp. (formerly known as Jasper Therapeutics, Inc.)

Jasper Therapeutics, Inc.

We were incorporated under the name “Amplitude Healthcare Acquisition Corporation” on March 14, 2019 as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On September 24, 2021, we consummated the previously announced Business Combination (pursuant to the Business Combination Agreement, dated May 5, 2021, by and among AMHC, Ample Merger Sub, Inc. (“Merger Sub”) and Old Jasper). Pursuant to the terms of the Business Combination Agreement, a business combination (the “Business Combination”) between AMHC and Old Jasper was effected through the merger of Merger Sub with and into Old Jasper with Old Jasper surviving as AMHC’s wholly-owned subsidiary. In connection with the Business Combination, AMHC changed its name from Amplitude Healthcare Acquisition Corporation to Jasper Therapeutics, Inc.

We are a clinical-stage biotechnology company dedicated to enabling cures through hematopoietic stem cell therapy. We are focused on the development and commercialization of safer and more effective conditioning agents and stem cell engineering to allow for expanded use of stem cell transplantation and ex vivo gene therapy, a technique in which genetic manipulation of cells is performed outside of the body prior to transplantation.

Our drug development pipeline includes multiple product candidates designed to improve hematopoietic stem cell therapy. Our lead product candidate, JSP191, is in clinical development as a novel conditioning antibody that clears hematopoietic stem cells from bone marrow in patients prior to undergoing allogeneic stem cell therapy or stem cell gene therapy. We are also developing engineered hematopoietic stem cells product candidates reprogrammed using mRNA delivery and gene editing that have a competitive advantage over endogenous hematopoietic stem cells because they permit higher levels of engraftment without the need for toxic conditioning of the patient and with potentially lower risk of other serious complications seen with current stem cell transplants. We also plan to continue to expand our pipeline to include other novel stem cell therapies based on immune modulation, graft engineering or cell and gene therapies. Our goal is to expand the use of curative stem cell transplant and gene therapies for all patients, including children and the elderly.

The following chart summarizes the status and development plan for the product candidates in our pipeline. We own worldwide rights to each of our programs.

Principal Executive Offices and Additional Information

Our principal executive offices are located at 2200 Bridge Pkwy Suite #102, Redwood City, CA 94065, and our telephone number is (650) 549-1400. Our website address is www.jaspertherapeutics.com. Any information contained on, or that can be accessed through, our website is not incorporated by reference into, nor is it in any way part of this Reoffer Prospectus and should not be relied upon in connection with making any decision with respect to an investment in our securities. We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain any of the documents filed by us with the SEC at no cost from the SEC’s website at http://www.sec.gov.

The Offering

This Reoffer Prospectus relates to the public offering, which is not being underwritten, by the Selling Stockholders listed in this Reoffer Prospectus, of up to 4,430,866 shares of Common Stock issuable to the Selling Stockholders pursuant to awards and obligations assumed and/or granted under the 2019 Plan, the 2021 Plan or the 2022 Plan, including in respect of the RSU Award and stock options. If, subsequent to the date of this Reoffer Prospectus, we grant or issue additional awards or shares to the Selling Stockholders or to other affiliates under the 2019 Plan, the 2021 Plan or the 2022 Plan, we may supplement this Reoffer Prospectus to reflect such additional shares to the Selling Stockholders and/or the names of such affiliates and the amounts of shares to be reoffered by them under the 2019 Plan, the 2021 Plan or the 2022 Plan. Subject to the satisfaction of any conditions to vesting of the shares of Common Stock offered hereby pursuant to the terms of the relevant award agreements, and subject to the expiration of any lock-up agreements described herein, the Selling Stockholders may from time to time sell, transfer or otherwise dispose of any or all of the shares of Common Stock covered by this Reoffer Prospectus through underwriters or dealers, directly to purchasers (or a single purchaser) or through broker-dealers or agents. We will receive none of the proceeds from the sale of the shares of Common Stock by the Selling Stockholders. The Selling Stockholders will bear all sales commissions and similar expenses in connection with this offering. We will bear all expenses of registration incurred in connection with this offering, as well as any other expenses incurred by us in connection with the registration and offering that are not borne by the Selling Stockholders.

RISK FACTORS

Investing in shares of our Common Stock involves a high degree of risk. Investors should carefully consider the risks we have described under Part II, Item 1A: “Risk Factors” in our most recent Annual Report on Form 10-K for the year ended December 31, 2021, together with all the other information appearing in or incorporated by reference into this Reoffer Prospectus, before deciding to invest in our Common Stock. If any of the events or developments we have described occur, our business, financial condition, or results of operations could be materially or adversely affected. As a result, the market price of our Common Stock could decline, and investors could lose all or part of their investment. The risks and uncertainties we have described are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. The risks we have described also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

DETERMINATION OF OFFERING PRICE

The Selling Stockholders will determine at what price they may sell the offered shares of Common Stock, and such sales may be made at prevailing market prices or at privately negotiated prices. See “Plan of Distribution” below for more information.

USE OF PROCEEDS

We will receive no proceeds from the sale of the shares of Common Stock by the Selling Stockholders.

DESCRIPTION OF SECURITIES

The description of the Company’s common stock contained in the Registration Statement on Form 8-A filed with the SEC on November 18, 2019 (File No. 001-39138), pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description, including the description of the Company’s common stock included as Exhibit 4.3 to the Company’s Annual Report on Form 10-K filed with the SEC on March 18, 2022, is incorporated herein by reference.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares by the Selling Stockholders. We will not receive any proceeds from the resale of the shares by the Selling Stockholders.

The table below sets forth, as of March 21, 2022 (the “Determination Date”), (i) the name of each person who is offering the resale of shares by this Reoffer Prospectus; (ii) the number of shares that each Selling Stockholder may offer for sale from time to time pursuant to this Reoffer Prospectus, whether or not such Selling Stockholder has a present intention to do so; and (iii) the number of shares (and the percentage, if 1% or more) of Common Stock each person will own after the offering, assuming they sell all of the shares offered. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. Unless otherwise indicated, the address for each Selling Stockholder listed in the table below is c/o Jasper Therapeutics, Inc., 2200 Bridge Pkwy Suite #102, Redwood City, CA 94065.

The Selling Stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the Selling Stockholders may change from time to time and, if necessary, we will amend or supplement this Reoffer Prospectus accordingly. We cannot give an estimate as to the number of shares of Common Stock that will actually be held by the Selling Stockholders upon termination of this offering because the Selling Stockholders may offer some or all of their Common Stock under the offering contemplated by this Reoffer Prospectus or acquire additional shares of Common Stock. The total number of shares that may be sold hereunder will not exceed the number of shares offered hereby. Please read the section entitled “Plan of Distribution” in this Reoffer Prospectus.

Selling Stockholder	Position with Company	Shares of Common Stock Beneficially Owned Prior to this Offering(1)		Shares of Common Stock Offered for Resale in this Offering(2)		Shares of Common Stock Beneficially Owned After this Offering(3)	Percentage of Common Stock Beneficially Owned After Resale(1)(3)

Ronald Martell	Chief Executive Officer and President	—		1,704,328	(4)	—	—
William Lis	Chairperson of the Board	1,021,597	(5)	1,247,389	(6)	—	—
Anna French	Director	—		78,045	(7)	—	—
Lawrence Klein	Director	—		78,045	(7)	—	—
Chris Nolet	Director	—		78,045	(7)	—	—
Judith Shizuru	Director	1,275,682	(8)	224,215	(9)	1,129,512	3.0
Kurt von Emster	Director	5,628,558	(10)	78,045	(7)	5,628,558	15.5
Jeet Mahal	Chief Operating Officer and Chief Financial Officer	176,615	(11)	277,485	(12)	109,627	*
Kevin Heller	Executive Vice President, Research and Development	287,769	(5)	665,269	(13)	—	—
TOTAL				4,430,866

*	Represents beneficial ownership of less than 1%.

(1)	Beneficial ownership and percentages are based on 37,873,951 shares of our capital stock issued and outstanding as of the Determination Date, comprised of 36,577,929 shares of Common Stock and 1,296,022 shares of non-voting common stock, and determined in accordance with the rules and regulations of the SEC.

(2)	The number of shares of Common Stock reflects all shares of Common Stock acquired or issuable to a person pursuant to applicable grants previously made irrespective of whether such grants are exercisable, vested or convertible as of the Determination Date or will become exercisable, vested or convertible within 60 days after the Determination Date.
(3)	Assumes all of the shares of Common Stock being offered are sold in the offering, that shares of Common Stock beneficially owned by such Selling Stockholder on the Determination Date but not being offered pursuant to this Reoffer Prospectus (if any) are not sold, and that no additional shares are purchased or otherwise acquired other than pursuant to the RSU Award and stock options relating to the shares being offered.
(4)	Consists of 1,704,328 shares of Common Stock issuable upon exercise of a stock option granted pursuant to the 2022 Plan, of which 25% of the shares will vest on March 15, 2023, and 1/48th will vest on a monthly basis thereafter, subject to Mr. Martell’s continued service through each vesting date.
(5)	Consists solely of shares of Common Stock issuable upon exercise of options that are exercisable within 60 days of the Determination Date.
(6)	Consists of: (a) 959,945 shares of Common Stock issuable upon exercise of stock options granted pursuant to the 2019 Plan, all of which are exercisable within 60 days of the Determination Date, (b) 89,972 shares of Common Stock issuable upon exercise of stock options granted pursuant to the 2021 Plan, of which 44,986 shares of Common Stock are exercisable within 60 days of the Determination Date and 22,493 shares shall vest on each of September 24, 2022 and March 23, 2023, subject to Mr. Lis’ continued service through each vesting date, (c) 89,972 shares of Common Stock issuable upon the settlement of an RSU Award granted pursuant to the 2021 Plan, of which 44,986 of the shares shall vest on each of June 24, 2022 and June 27, 2022, subject to Mr. Lis’ continued service through each vesting date, (d) 100,000 shares of Common Stock issuable upon exercise of stock options granted pursuant to the 2021 Plan, of which 16,666 shares of Common Stock are exercisable within 60 days of the Determination Date and 83,333 shares will vest in 10 monthly installments on the 15th day of each month from June 15, 2022 through March 15, 2023, subject to Mr. Lis’ continued service through each vesting date, and (e) 7,500 shares of Common Stock issuable upon exercise of stock options granted pursuant to the 2021 Plan, of which 25% of the shares will vest on December 7, 2022, and 1/48th will vest on a monthly basis thereafter, subject to Mr. Lis’ continued service through each vesting date.
(7)	Consists of 78,045 shares of Common Stock issuable upon exercise of a stock option granted to the Selling Stockholder pursuant to the 2021 Plan, of which none are exercisable within 60 days of the Determination Date. The stock option will vest in three equal annual installments on December 7, 2022, December 7, 2023 and December 7, 2024, respectively, subject to the Selling Stockholder’s continued service through each vesting date.
(8)	Consists of (i) 1,129,512 shares of Common Stock, of which 917,729 shares are vested or will vest within 60 days of the Determination Date, and (ii) 146,170 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days of the Determination Date.
(9)	Consists of: (a) 146,170 shares of Common Stock issuable upon exercise of a stock option granted pursuant to the 2019 Plan, all of which are exercisable within 60 days of the Determination Date, and (b) 78,045 shares of Common Stock issuable upon exercise of a stock option granted pursuant to the 2021 Plan, of which none are exercisable within 60 days of the Determination Date. The stock option for 78,045 shares of Common Stock will vest in three equal annual installments on December 7, 2022, December 7, 2023 and December 7, 2024, respectively, subject to Dr. Shizuru’s continued service through each vesting date.

(10)	Consists of 5,628,558 shares of Common Stock held by Abingworth Bioventures VII LP. Abingworth Bioventures VII GP LP (“ABV VII”), a Scottish limited partnership, serves as the general partner of ABV VII. Abingworth General Partner VII LLP, an English limited liability partnership (together with Abingworth Bioventures VII GP LP, the “General Partners”), serves as the general partner of Abingworth Bioventures VII GP LP. ABV VII (acting by its general partner Abingworth Bioventures VII GP LP, acting by its general partner Abingworth General Partner VII LLP) has delegated to Abingworth LLP (“Abingworth”) all investment and dispositive power over the securities held by ABV VII. An investment committee of Abingworth, currently comprised of Timothy Haines, Kurt von Emster, a member of our Board, Bali Muralidhar, Andrew Sinclair and Genghis Lloyd-Harris (collectively the “Investment Committee”), approves investment and voting decisions by a specified majority vote, and no individual member has the sole control or voting power over the securities held by ABV VII. Each of Abingworth, Abingworth Bioventures VII GP LP, Abingworth General Partner VII LLP, and each member of the Investment Committee disclaims beneficial ownership of the shares of Common Stock held by ABV VII. The address of the Selling Stockholder is 38 Jermyn Street, London, SW1Y6DN, UK.
(11)	Consists of (i) 109,627 shares of Common Stock, and (ii) 66,988 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days of the Determination Date.
(12)	Consists of: (a) 182,713 shares of Common Stock issuable upon exercise of stock options granted pursuant to the 2019 Plan, of which 66,988 shares of Common Stock are exercisable within 60 days of the Determination Date and 115,725 shares will vest in 19 monthly installments on the 12th day of each month from June 12, 2022 through December 12, 2023, subject to Mr. Mahal’s continued service through each vesting date; and (b) 7,500 shares of Common Stock issuable upon exercise of a stock option granted pursuant to the 2021 Plan, of which 25% of the shares will vest on December 7, 2022, and 1/48th will vest on a monthly basis thereafter, subject to Mr. Mahal’s continued service through each vesting date, and (c) 87,272 shares of Common Stock issuable upon exercise of a stock option granted pursuant to the 2021 Plan, of which 25% of the shares will vest on March 21, 2023, and 1/48th will vest on a monthly basis thereafter, subject to Mr. Mahal’s continued service through each vesting date.
(13)	Consists of: (a) 657,769 shares of Common Stock issuable upon exercise of stock options granted pursuant to the 2019 Plan, of which 287,769 shares of Common Stock are exercisable within 60 days of the Determination Date and 370,000 shares will vest in 27 monthly installments on the 10th day of each month from June 10, 2022 through August 10, 2024, subject to Dr. Heller’s continued service through each vesting date; and (b) 7,500 shares of Common Stock issuable upon exercise of stock options granted pursuant to the 2021 Plan, of which 25% of the shares will vest on December 7, 2022, and 1/48th will vest on a monthly basis thereafter, subject to Dr. Heller’s continued service through each vesting date.

Other Material Relationships with the Selling Stockholders

Employment Agreement with Ronald Martell

On February 25, 2022, we entered into an Employment Agreement with Ronald Martell (the “Martell Employment Agreement”) as our Chief Executive Officer and President. Pursuant to the Martell Employment Agreement, Mr. Martell’s initial annualized salary is $675,000, and he will be eligible to receive an annual performance bonus of up to 50% of his base salary. His salary and performance bonus percentage may be adjusted in the future at the discretion of the Compensation Committee of our Board of Directors. Mr. Martell’s employment is on an “at will” basis. Mr. Martell also is eligible to participate in the benefit plans that are generally available to all of our executive employees.

Pursuant to the Martell Employment Agreement, on March 21, 2022, Mr. Martell was granted an option to purchase 1,704,328 shares of our Common Stock (the “Martell Option”). The Martell Option was granted pursuant to the 2022 Plan and will vest over four years, with 25% of the total number of shares vesting on March 15, 2023 and 1/48th of the total number of shares subject to the Martell Option vesting monthly thereafter, subject in each case to Mr. Martell’s continued service to the Company on each vesting date. In addition, if we close an equity financing of at least $50 million after March 15, 2022, then, promptly following the closing of such financing, and subject to approval by our Board of Directors or the Compensation Committee thereof, Mr. Martell shall be granted an additional option to purchase such number of shares of our Common Stock as is equal to 1.0% of the outstanding shares of our common stock (the “True-Up Option”), measured as of the date of grant. The True-Up Option will vest over four years, with 25% of the total number of shares vesting on the first anniversary of the date of grant and 1/48th of the total number of shares subject to the True-Up Option vesting monthly thereafter, subject in each case to Mr. Martell’s continued service to the Company on each vesting date.

In addition, the Martell Employment Agreement provides that if Mr. Martell’s employment with us is terminated by us without “Cause” or by Mr. Martell for “Good Reason” (as each term is defined in the Martell Employment Agreement), then Mr. Martell shall be entitled to receive 18 months of his base salary, payable in accordance with our payroll cycle, subject to Mr. Martell executing a release in our favor.

Former Employment Agreement with William Lis

On September 24, 2021, we entered into an Employment Agreement with William Lis (the “Lis Employment Agreement”) as our Executive Chairman and Chief Executive Officer. The Lis Employment Agreement initially provided for an annual base salary of $530,000, subject to adjustment from time to time (the “Lis Base Salary”), and a target annual incentive bonus of 50% of the Lis Base Salary. Pursuant to the Lis Employment Agreement, on March 21, 2022, Mr. Lis was granted: (i) an option to purchase 89,972 shares of Common Stock pursuant to the 2021 Plan (the “Lis Option”), and (ii) the RSU Award with respect to 89,972 shares of Common Stock pursuant to the 2021 Plan. The Lis Option vests as follows: 25% of the shares were vested as of the grant date, and 25% of the shares will vest on each of March 24, 2022, September 24, 2022 and March 24, 2023, subject to Mr. Lis’ continued service to the Company on each vesting date. The RSU Award vests as follows: 50% of the shares will vest on June 24, 2022 and 50% of the shares will vest on June 27, 2022, subject to Mr. Lis’ continued service to the Company on each vesting date. Mr. Lis’ employment with us was at-will, meaning either we or Mr. Lis could terminate the employment relationship with or without cause. Mr. Lis also was eligible to participate in the benefit plans that were generally available to all of our executive employees. The Lis Employment Agreement terminated effective March 15, 2022.

Service Agreement with William Lis

On March 7, 2022, connection with the appointment of Ronald Martell as our President and Chief Executive Officer, we entered into a Service Agreement with William Lis (the “Lis Service Agreement”), pursuant to which Mr. Lis’ employment with us was terminated as of March 15, 2022. The Lis Service Agreement also provides that Mr. Lis will continue serve as a Class III director of the Company and will commence serving as a non-employee Chairperson of our Board of Directors. Mr. Lis’ service as Chairperson will be for an initial period of 12 months, which term may be extended by mutual agreement of Mr. Lis and the Company. During the period of Mr. Lis’ service as Chairperson of the Board, Mr. Lis will be paid, in equal monthly installments, an annual fee of $250,000 (the “Annual Fee”). The Lis Service Agreement further provides that for the period commencing on the termination of Mr. Lis’ service on the Board (the “Final Board Date”) through the later to occur of (a) 12 months after the Final Board Date or (b) March 15, 2024, Mr. Lis will provide consulting services to the Company, for which Mr. Lis will be paid a monthly consulting fee equal to $12,250 (the “Monthly Fee”). Pursuant to the Lis Service Agreement, on March 21, 2022, Mr. Lis was granted an option to purchase 100,000 shares of Common Stock (the “New Lis Option”), measured as of the date of grant. The New Lis Option will vest over twelve months, commencing on March 15, 2022, in 12 substantially equal monthly installments, subject in each case to Mr. Lis’ continued service to the Company on each vesting date. The New Lis Option was granted to Mr. Lis pursuant to the 2021 Plan on March 21, 2022.

Mr. Lis’ outstanding equity awards, including the New Lis Option, will continue to vest in accordance with the terms and conditions of the applicable award agreement governing each equity award. In addition, the Lis Service Agreement provides that, if Mr. Lis’ service to the Company is terminated by the Company without “Cause” (as defined in the Lis Service Agreement), then Mr. Lis shall be entitled to receive installments of the Annual Fee through the end of the then-applicable term, minus any amounts of the Monthly Fee payable for any particular month, and the New Lis Option shall vest in full. Pursuant to the Lis Service Agreement, we also agreed to pay COBRA premiums for Mr. Lis and his covered dependents until the earliest of the following: (i) the close of the eighteen (18) month period following the termination Mr. Lis’ employment with us; (ii) the expiration of Mr. Lis’ eligibility for the continuation coverage under COBRA; or (iii) the date when Mr. Lis becomes eligible for substantially equivalent health insurance coverage in connection with new employment.

Employment Agreement with Jeet Mahal

On September 24, 2021, we entered into an Employment Agreement with Jeet Mahal (the “Mahal Employment Agreement”) as our Chief Financial Officer and Business Officer. The Mahal Employment Agreement initially provides for an annual base salary of $400,000, subject to adjustment from time to time (the “Mahal Base Salary”), and a target annual incentive bonus of 40% of the Mahal Base Salary. In accordance with the Mahal Employment Agreement, on March 21, 2022, Mr. Mahal was granted an option to purchase 87,272 shares of Common Stock pursuant to the 2021 Plan, which option will vest over four years, with 25% of the total number of shares vesting on March 21, 2023 and 1/48th of the total number of shares subject to the option vesting monthly thereafter, subject in each case to Mr. Mahal’s continued service to the Company on each vesting date. Effective March 21, 2022, Mr. Mahal was promoted to the role of the Company’s Chief Operating Officer and Chief Financial Officer, at which time his annual base salary was increased to $445,000 and his target bonus percentage was increased to 45%.

Mr. Mahal also is eligible to participate in the benefit plans that are generally available to all of our executive employees. Mr. Mahal’s employment with us is at-will, meaning either we or Mr. Mahal may terminate the employment relationship with or without cause. However, Mr. Mahal must provide at least 30 days’ advance written notice of any termination of his employment under the Mahal Employment Agreement. Mr. Mahal is also eligible for payments and benefits under the Severance Plan (as defined below).

Employment Agreement with Kevin N. Heller, M.D.

On September 24, 2021, we entered into an Employment Agreement with Kevin N. Heller, M.D. (the “Heller Employment Agreement”) as our Executive Vice President, Research and Development. The Heller Employment Agreement initially provides for an annual base salary of $455,274.59, subject to adjustment from time to time (the “Heller Base Salary”), and a target annual incentive bonus of 40% of the Heller Base Salary. Dr. Heller also is eligible to participate in the benefit plans that are generally available to all of our executive employees. Dr. Heller’s employment with us is at-will, meaning either we or Dr. Heller may terminate the employment relationship with or without cause.

On March 17, 2022, we and Dr. Heller entered into a Separation Agreement and General Release of All Claims (the “Heller Separation Agreement”), whereby Dr. Heller’s employment with us will terminate, effective May 17, 2022 (the “Separation Date”). Pursuant to the Heller Separation Agreement, subject to, and contingent upon, Dr. Heller’s execution of a full and complete release of any and all claims against us and certain related parties (the “Release”) within five days of the Separation Date, (i) we will engage Dr. Heller as a consultant during the period from May 18, 2022 until the earlier to occur of March 19, 2023 or the date on which Dr. Heller secures new employment or the Release is terminated (the “Heller Consulting Period”), (ii) during the Heller Consulting Period, Dr. Heller will receive compensation payable at a rate of approximately $37,939 per month and we will pay Dr. Heller’s COBRA premiums and (iii) during the Heller Consulting Period, Dr. Heller’s outstanding equity awards will continue to vest pursuant to their current vesting schedules unless and until Dr. Heller secures new employment, upon which Dr. Heller’s outstanding equity awards that would have vested through March 19, 2023 will be deemed fully vested. The Heller Separation Agreement further provides that Dr. Heller is subject to certain continuing obligations and restrictions in favor of our Company.

Employee Severance Plan

Under our employee severance plan applicable to Mr. Mahal and other executive committee members , which became effective in February 2021 (the “Severance Plan”), upon the applicable officer’s termination by us without “cause” (as defined in the Severance Policy) or a resignation by such officer for “good reason” (as defined in the Severance Policy) within 24 months after a change in control (as defined in the Severance Policy), such officer will be eligible to receive (1) any earned but unpaid salary, unpaid and eligible expense reimbursements, accrued but unused vacation, and any vested benefits such officer may have under any of our employee benefit plans, (2) continued payment of such officer’s base salary for 12 months following termination (less applicable tax withholdings), and (3) full acceleration of vesting of any equity awards subject to any maximum term (with any vesting based on satisfaction of performance objectives deemed satisfied at 100% of target); provided that, in each case of (2) and (3), the terminated officer executes a separation agreement satisfactory to us containing, but not limited to, a general release of claims, a non-disparagement clause and reaffirmation of such individual’s post-termination restrictive covenants.

Dr. Shizuru Consulting Agreement

On December 16, 2019, Old Jasper entered into a consulting agreement with Judith Shizuru, M.D., Ph.D., a member of our Board and holder of more than 5% of Old Jasper’s capital stock at the time the consulting agreement was entered into, pursuant to which Dr. Shizuru provides our company with consulting and advisory services in exchange for a cash fee of $20,833 per month, or $250,000 per year.

Non-Employee Director Compensation Policy

On October 25, 2021, our Board of Directors adopted a non-employee director compensation policy (the “Non-Employee Director Compensation Policy”). Pursuant to the Non-Employee Director Compensation Policy, each non-employee director is eligible to receive annual cash retainers for his or her service on our Board of Directors and the committees thereof, as follows:

Annual Retainer
Board of Directors (including Chairperson)	$40,000
Board of Directors Chairperson	$30,000
Audit Committee Chairperson	$15,000
Audit Committee Member (excluding Chairperson)	$7,500
Compensation Committee Chairperson	$10,000
Compensation Committee Member (excluding Chairperson)	$5,000
Nominating and Corporate Governance Committee Chairperson	$8,000
Nominating and Corporate Governance Committee Member (excluding Chairperson)	$4,000

All cash retainers will be earned on a quarterly basis based on a calendar quarter, and, if applicable, will be prorated for the portion of the calendar quarter during which such non-employee director actually serves on our Board of Directors or a committee thereof, and will be paid in arrears no later than the 30th day following the end of each calendar quarter.

The Non-Employee Director Compensation Policy also provides that we will reimburse reasonable expenses incurred by the non-employee directors in connection with attendance at Board of Directors or committee meetings.

In addition to cash fees, on March 21, 2022, each then-current non-employee director was granted a one-time stock option award to purchase 78,045 shares of Common Stock, which will vest in three equal annual installments over three years commencing on December 7, 2022, subject to the director’s continued service through such vesting dates. These grants were made to our then current non-employee directors pursuant to the 2021 Plan. Moreover, any new non-employee elected or appointed to our Board of Directors will, upon his or her appointment to our Board of Directors, be granted a one-time stock option award to purchase a number of shares of Common Stock equal to 0.10% of the total number of shares of our capital stock outstanding on an as-converted to Common Stock basis on the date of grant, which will vest in three equal annual installments over three years, subject to the director’s continued service through such vesting dates.

The Non-Employee Director Compensation Policy also provides that, on the date of each of our annual meetings of stockholders (each, an “Annual Meeting”), each individual who is a non-employee director immediately prior to such Annual Meeting and who will continue to serve as a non-employee director immediately following such Annual Meeting will be granted an annual stock option award to purchase a number of shares of Common Stock equal to 0.05% of the total number of shares of our capital stock outstanding on an as-converted to Common Stock basis on the date of grant, which will vest in full upon the first anniversary of the date of the grant, subject to the director’s continued service through such vesting date.

In addition, each of the stock option awards granted pursuant to the Non-Employee Director Compensation Policy will vest in full as of immediately prior to, and contingent upon, the occurrence of a Change in Control (as defined in the 2021 Plan), subject to the director’s continued service through immediately prior to such Change in Control.

Mr. Lis receives compensation for his service on our Board of Directors pursuant to the Lis Service Agreement and therefore will not be paid any cash retainers or granted any equity awards pursuant to the Non-Employee Director Compensation Policy.

Indemnification Agreements

We have entered into separate indemnification agreements with each of our directors and executive officers in addition to the indemnification provided for in our Second Amended and Restated Certificate of Incorporation filed with Secretary of State of the State of Delaware on September 24, 2021 and our Second Amended and Restated Bylaws effective as of September 24, 2021. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts reasonably incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of our company, arising out of the person’s services as a director or executive officer of ours.

PLAN OF DISTRIBUTION

We are registering the shares of our Common Stock previously issued to the Selling Stockholders and shares of our Common Stock issuable to the Selling Stockholders to permit the resale of these shares of Common Stock by the holders thereof from time to time after the date of this Reoffer Prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The Selling Stockholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting fees, discounts or commissions or agent’s commissions (it being understood that the Selling Stockholders shall not be deemed to be underwriters solely as a result of their participation in this offering). The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. These sales may be effected in transactions, which may involve cross or block transactions:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

●	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	in block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	in an exchange distribution in accordance with the rules of the applicable exchange;

●	in privately negotiated transactions;

●	in short sales;

●	through trading plans entered into by the Selling Stockholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this Reoffer Prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	in settlement of short sales entered into after the effective date of the registration statement of which this Reoffer Prospectus is a part;

●	through the distribution of the Common Stock by any Selling Stockholder to its partners, members or stockholders;

●	through one or more underwritten offerings on a firm commitment or best efforts basis;

●	whereby broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

●	directly to one or more purchasers;

●	through delayed delivery requirements;

●	by pledge to secured debts and other obligations;

●	in a combination of any such methods of sale; and

●	in any other method permitted pursuant to applicable law.

In addition, a Selling Stockholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this Reoffer Prospectus is a part by delivering this Reoffer Prospectus. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may, at our option, file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

If the Selling Stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved; it being understood that the Selling Stockholders shall not be deemed to be underwriters solely as a result of their participation in this offering). In connection with sales of the shares of Common Stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The Selling Stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this Reoffer Prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares. The Selling Stockholders may pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this Reoffer Prospectus or any amendment to this Reoffer Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this Reoffer Prospectus. The Selling Stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Reoffer Prospectus.

The Selling Stockholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act (it being understood that the Selling Stockholders shall not be deemed to be underwriters solely as a result of their participation in this offering). At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares of Common Stock against certain liabilities, including liabilities arising under the Securities Act.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The aggregate proceeds to the Selling Stockholders from the sale of the Common Stock offered will be the purchase price of the Common Stock less discounts or commissions, if any. The Selling Stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. There can be no assurance that any Selling Stockholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement of which this Reoffer Prospectus forms a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will incur costs, fees and expenses in effecting the registration of the Resale Shares covered by this Reoffer Prospectus, including, without limitation, all registration, filing, stock exchange fees, printing expenses, all fees and expenses of complying with applicable securities laws and the fees and disbursements of our counsel and of our independent registered public accounting firm and reasonable fees; provided, however, that a Selling Stockholder will pay all underwriting discounts (it being understood that the Selling Stockholders shall not be deemed to be underwriters solely as a result of their participation in this offering), selling commissions or transfer taxes, if any. We will indemnify the Selling Stockholders against certain liabilities, including certain liabilities arising under the Securities Act or the Exchange Act. We may be indemnified by certain of the Selling Stockholders against certain liabilities, including certain liabilities arising under the Securities Act or the Exchange Act, that may arise from any written information furnished to us by a Selling Stockholder specifically for use in this Reoffer Prospectus.

Once sold under the registration statement of which this Reoffer Prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

The amount of shares of Common Stock to be reoffered or resold under the Reoffer Prospectus by each Selling Stockholder and any other person with whom he or she is acting in concert for the purpose of selling shares of Common Stock, may not exceed, during any three-month period, the amount specified in Rule 144(e) under the Securities Act.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the shares of Common Stock offered by this Reoffer Prospectus, and any supplement thereto, will be passed upon for us by Paul Hastings LLP, Palo Alto, California.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2021 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Registrant with the Commission are hereby incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Commission on March 18, 2022;

(b)	The Registrant’s Current Reports on Form 8-K filed with the Commission on February 28, 2022, March 11, 2022, March 16, 2022 (4:01 p.m. Eastern Time) and March 21, 2022 (other than with respect to Item 7.01 and Exhibit 99.1 thereof); and

(c)

The description of the Registrant’s common stock contained in the Registration Statement on Form 8-A filed with the SEC on November 18, 2019 (File No. 001-39138), pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description, including the description of the Registrant’s common stock included as Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Commission on March 18, 2022.

All other reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of the filing of such reports and documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.

For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You should rely only on the information provided or incorporated by reference in this Registration Statement or any related prospectus. The Registrant has not authorized anyone to provide you with different information. You should not assume that the information in this Registration Statement or any related prospectus is accurate as of any date other than the date on the front of the document.

You may contact the Registrant in writing or orally to request copies of the above-referenced filings, without charge (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference into the information incorporated into this Registration Statement). Requests for such information should be directed to:

Jasper Therapeutics, Inc.

2200 Bridge Pkwy Suite #102

Redwood City, CA 94065

(650) 549-1400

Attn: Chief Executive Officer and President

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 102 of the General Corporation Law of the State of Delaware (“DGCL”) permits a corporation to eliminate or limit the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of the DGCL or derived an improper personal benefit. The Registrant’s second amended and restated certificate of incorporation (the “Amended and Restated Certificate of Incorporation”) provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding or with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The Amended and Restated Certificate of Incorporation permits the Registrant to indemnify its directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and the Registrant’s second amended and restated bylaws (the “Amended and Restated Bylaws”) provide that the Registrant will indemnify its directors and officers and permit the Registrant to indemnify its employees and other agents, in each case to the extent not prohibited by the DGCL or any other applicable law.

The Registrant has entered, and expects to continue to enter, into indemnification agreements with its directors and officers, that may be broader than the specific indemnification provisions contained in the DGCL. These agreements, among other things, require the Registrant to indemnify each director and officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties, fines and settlement amounts actually and reasonably incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer. These indemnification agreements also require the Registrant to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding, subject to certain exceptions.

The Amended and Restated Bylaws provide that the Registrant may purchase insurance on behalf of any person required or permitted to be indemnified to the extent permitted by the DGCL or any other applicable law. The Registrant has obtained insurance under which, subject to the limitations of the insurance policies, coverage is provided to the Registrant’s directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims related to various liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended, and to the Registrant with respect to payments that may be made by the Registrant to these directors and executive officers pursuant to the Registrant’s indemnification obligations or otherwise as a matter of law.

At present, there is no pending litigation or proceeding involving a director or officer of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

See also the undertakings set out in response to Item 9 herein.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

Exhibit Number	Description
3.1	Second Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Registrant on September 29, 2021).

3.2	Second Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by the Registrant on September 29, 2021).

4.1	Form of Warrant Agreement, dated November 19, 2019, by and between the Registrant and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Registrant on November 25, 2019).

4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1/A (File No. 333-234324) filed by the Registrant on November 6, 2019).

5.1*	Opinion of Paul Hastings LLP.

10.1	Jasper Therapeutics, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by the Registrant on September 29, 2021).

10.2	Jasper Therapeutics, Inc. 2021 Equity Incentive Plan Form of Stock Option Grant Notice and Stock Option Agreement (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed by the Registrant on September 29, 2021).

10.3	Jasper Therapeutics, Inc. 2021 Equity Incentive Plan Form of RSU Award Grant Notice and Award Agreement (RSU Award) (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed by the Registrant on September 29, 2021).

10.4	Jasper Therapeutics, Inc. 2019 Equity Incentive Plan (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-4/A (File No. 333-256875) filed by the Registrant on July 19, 2019).

10.5	Jasper Therapeutics, Inc. 2022 Inducement Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Registrant at 4:01 p.m. Eastern Time on March 16, 2022).

10.6	Jasper Therapeutics, Inc. 2022 Inducement Equity Incentive Plan Form of Stock Option Agreement and Terms and Conditions of Stock Option Grant (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-8 filed by the Registrant on March 18, 2022).

10.7	Jasper Therapeutics, Inc. 2022 Inducement Equity Incentive Plan Form of Restricted Stock Unit Agreement and Terms and Conditions of Restricted Stock Unit Grant (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-8 filed by the Registrant on March 18, 2022).

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Paul Hastings LLP (included in Exhibit 5.1).

24.1*	Power of Attorney is contained on the signature page.

107*	Filing Fee Table

*	Filed herewith.

ITEM 9. UNDERTAKINGS.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that:

(A) paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Redwood City, State of California, on March 22, 2022.

Jasper Therapeutics, Inc.

By:	/s/ Ronald Martell
Name:	Ronald Martell
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints Ronald Martell and Jeet Mahal, and each or any one of them, as his or her true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Ronald Martell	President, Chief Executive Officer and Director	March 22, 2022
Ronald Martell	(Principal Executive Officer)

/s/ Jeet Mahal	Chief Operating Officer and Chief Financial Officer	March 22, 2022
Jeet Mahal	(Principal Accounting and Financial Officer)

/s/ William Lis	Chairperson of the Board	March 22, 2022
William Lis

/s/ Anna French, D.Phil.	Director	March 22, 2022
Anna French, D.Phil.

/s/ Lawrence Klein, Ph.D.	Director	March 22, 2022
Lawrence Klein, Ph.D.

/s/ Christian W. Nolet	Director	March 22, 2022
Christian W. Nolet

/s/ Judith Shizuru, M.D., Ph.D.	Director	March 22, 2022
Judith Shizuru, M.D., Ph.D.

/s/ Kurt von Emster	Director	March 22, 2022
Kurt von Emster